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COVISINT CORPORATION

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NEWS RELEASE
Covisint Corporation
26533 Evergreen Road, Suite 500 ● Southfield, Michigan 48076
800-229-4125

For Release

July 21, 2017

Covisint Issues Response to Dialectic Capital

Management LLC’s Letter to Shareholders

The Board of Directors of Covisint Has Recommended Shareholders

Vote “FOR” to Approve the Sale of Covisint to Open Text

Institutional Shareholder Services (ISS), Glass, Lewis & Co.

and Egan-Jones All Recommend Shareholders Vote “FOR” the

Sale of Covisint to Open Text

DETROIT — July 20, 2017 — Covisint Corporation (Nasdaq: COVS) today responded to Dialectic Capital Management LLC’s (“Dialectic”) July 19, 2017 letter to Covisint’s shareholders wherein Dialectic announced its intention to vote against OpenText’s™ (NASDAQ:OTEX) (TSX:OTEX) acquisition of Covisint.

In recommending that Covisint shareholders vote “FOR” the Open Text Merger Agreement, Covisint issued the following statement:

Many of the assertions and analyses in the Dialectic letter are inaccurate or otherwise do not properly portray Covisint’s current business prospects.    To cite a few:

●	Dialectic asserts that the company should not be sold having just recorded its first profitable quarter. This statement is misleading. In Q4 fiscal 2017 the Company reported Non-GAAP Net Income of $2.6 million. The majority of the Non-GAAP Net Income was the result of a one-time reversal of a bonus accrual that was accrued (and not awarded) in prior quarters due to poor performance in such quarters. The Company’s quarterly EBITDA would have been about break even if the bonus accrual reversal was excluded.

●	Dialectic asserts that the proposed merger consideration is inconsistent with the Company’s inherent growth prospects. This statement is inaccurate and does not take into account that the Company has fallen short of its revenue targets and booking objectives in each of the last four fiscal years, despite changes to market focus, product innovation and changes to company personnel, including the addition of three new members to the Board of the Company within the last year.

Covisint Corporation Issues Statement to Stockholders Urging a Vote “FOR” the OpenText Merger Agreement

July 21, 2017

In considering growth prospects for the Company that would likely increase shareholder value, the Board asked the Company’s management to prepare a Sensitized Case set of projections (as discussed in detail in the Company’s Proxy Statement) for analysis and discussion. The Company’s growth prospects under various scenarios, including under the Sensitized Case approach, was thoroughly discussed by the full Board on multiple occasions, with input from the Company’s financial advisor, as well.    Numerous factors were discussed and considered, including how a Sensitized Case approach might adversely impact the Company’s customer base. Considering and debating a Sensitized Case set of projections was a useful exercise, as it confirmed that pursuing that approach was not a realistic strategy for the Company. The downside risk with such an approach far outweighed the potential that the Company could achieve the results and the Board unanimously voted to proceed with the proposed transaction.

●	Dialectic cites valuations that are based on unrealistic scenarios and ignore the market realities. An extensive sale process that saw more than 52 strategic and financial acquirers considering the acquisition of Covisint yielded a price that the market is willing to bear for the Company. The merger consideration of $2.45 per share approved by the Board after receiving bids from only four potential buyers, represents a premium of approximately:

●	23% to the closing price per share of the Company’s common stock on June 2, 2017;

●	27% to the volume-weighted average trading price per share of the Company’s common stock for the 30-day period ending on June 2, 2017; and

●	46% to the cash-adjusted price per share of the Company’s common stock for the 30-day period ending on June 2, 2017 (the cash-adjusted calculation deducts the Company’s cash and cash equivalents of $33 million, or $0.79 per share, as of March 31, 2017, from both its current share price and from the total value of the merger consideration in order to better measure the premium being offered).

The $2.45 price per share was the result of a very lengthy and very broad sales process, wherein the Company and its financial advisors contacted (or were contacted by) a total of 52 potential bidders, both financial and strategic. The Company used high-quality, internationally recognized financial advisors to guide the Company through the process and to negotiate the highest price per share that a potential acquirer was willing to pay. While there were discussions and meetings with other potential third party acquirers over a period of more than 15 months, other than Open Text, those potential acquirers definitively indicated that they had either determined not to pursue a transaction to purchase the Company or they were not willing to offer a purchase price at or above $2.45 per share.

The $2.45 per share all-cash merger consideration provides the Company’s shareholders with certainty of value and immediate liquidity, while reducing the market and long-term business risks, including risks related to the Company’s historical operating results and future growth prospects.

●	Dialectic asserts that the Company resisted efforts by shareholders to improve the Company. This statement is just false. Within the last year, the Company appointed Messrs. John Smith, Andreas Mai and Jonathan Yaron as directors to the Company’s Board as a result of negotiations with activist investors (including Dialectic). It is important to note that these new directors were involved throughout the strategic review process undertaken by the Company, and, with the other members of the Company’s Board, unanimously voted in favor of the sale of the Company to OpenText. In addition to adding new board members, the Company and the Board made efforts to improve the Company throughout the year, including significantly reducing the Company’s cost run rate by $15 million, or nearly 20%, with the objective of cash flow breakeven in fiscal year 2018. However, there was little revenue growth obtained from those efforts.

●	Dialectic asserts that a “maximum cash/go-it-alone” business plan would produce more value for shareholders. Dialectic offers this statement with no credible support. The Company’s Board and senior executive management team discussed extensively numerous strategic options for the Company, including the strategy favored by Dialectic. However, the strategy proposed by Dialectic necessarily reduces investment in research and development in the Company’s products to near zero, and existing customers would begin to look for alternative suppliers, making the top- and bottom-line of the “max cash” strategy wholly unrealistic for a publicly held company.

●	Dialectic asserts that OpenText indicated that the acquisition of Covisint would be 2% accretive. OpenText made no such statement.

Covisint Corporation Issues Statement to Stockholders Urging a Vote “FOR” the OpenText Merger Agreement

July 21, 2017

In addition, Covisint announced that Institutional Shareholder Services (“ISS”), Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones recommend that Covisint shareholders vote in favor of the merger.

Covisint’s upcoming Special Meeting is important in delivering the best outcome for our shareholders. Covisint shareholders of record as of the close of business on June 15, 2017 are entitled to vote at the Special Meeting.

The Covisint Board’s unanimous recommendation is that you vote “FOR” the Proposal to Approve the Sale of the Company to Open Text for $2.45 per share.

We thank you for your continued support of Covisint and hope you will attend Tuesday’s Special Meeting.

Regards,

/s/ John F. Smith

John F. Smith, Chairman of the Board of Directors

About Covisint Corporation

Covisint is the connected company – we securely connect ecosystems of people, systems and things to enable new service offerings, optimize operations, develop new business models and ultimately enable the connected economy. Today, we support more than 2,000 organizations and connect to more than 212,000 business partners and customers worldwide. Learn more at www.covisint.com.

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Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Covisint’s present and future technology design, architecture, performance and operations which affects the Covisint IoT Platform’s market growth and the demand for Covisint’s solutions. Any forward-looking statements contained in this press release are based upon Covisint’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Covisint’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Covisint disclaims any obligation to update the forward-looking statements in the future except as may otherwise be required by the federal securities laws. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, Daimler’s ability non-renew the purchase order or to terminate our contract for convenience. Further information on potential factors that could affect actual results is included in Covisint’s reports filed with the SEC.

Covisint Corporation Issues Statement to Stockholders Urging a Vote “FOR” the OpenText Merger Agreement

July 21, 2017

Investor Relations Contact

866-319-7659

investors@covisint.com

Media Contact

Brad Schechter, Vice President, Corporate Marketing

248-483-2097

bschecht@covisint.com

For Sales and Marketing Information

Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, MI 48076, 800-229-4125

http://www.covisint.com